UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Syneron Medical Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Industrial Zone, Yokneam Illit 20692, P.O.B.	20692
550, Israel	(Zip Code)
(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Ordinary Shares, par value NIS 0.01 per share	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:_____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Ordinary Shares, par value NIS 0.01 per share (Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        On November 9, 2008, the Board of Directors of our Company, Syneron Medical Ltd. (“Syneron” or the “Registrant”), a company formed under the laws of the State of Israel, adopted a shareholder rights plan (“Shareholder Rights Plan”), and declared a dividend of one special purchase right (a “Right”) for each outstanding Ordinary Share, par value NIS 0.01 per share (“Ordinary Shares”). This Amendment No. 1 on Form 8-A amends Items 1 and 2 of Syneron’s Form 8-A (File No. 04931389) as filed on July 26, 2004, with respect to its ordinary shares, par value NIS 0.01 per share, to reflect the adoption of the Shareholder Rights Plan.

Item 1. Description of Registrant’s Securities to be Registered

        A description of the ordinary shares of the “Registrant is set forth under the caption “Description of Share Capital” in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-122863) filed by the Registrant with the Securities and Exchange Commission on March 9, 2005, which is hereby incorporated herein by reference.

        On November 9, 2008, the Board of Directors (the “Board”) of Syneron adopted a shareholder rights plan, as set forth in the Rights Agreement, dated as of November 11, 2008, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”). Pursuant to the terms of the Rights Agreement, the Board declared a dividend of one Right for each outstanding ordinary share, par value NIS 0.01 per share. The dividend is payable on November 11, 2008 to the shareholders of record as of the close of business on November 9, 2008.

        The Rights will initially trade with, and will be inseparable from, the ordinary shares. The Rights are evidenced only by the balances indicated in the book-entry account system of the transfer agent for the Company’s ordinary share or, in the case of certificated shares, the certificates that represent such ordinary share. New Rights will accompany any new ordinary share the Company issues after November 11, 2008 until the Distribution Date described below.

        Each Right will allow its holder to purchase from the Company two (2) Ordinary Shares (as hereinafter defined), at the price of $0.01 per share, once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

        The Rights will not be exercisable until the earlier of the following (the “Distribution Date”):

—	10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the Company’s outstanding Ordinary Shares, except if such person or group has become an “Acquiring Person” pursuant to an offer approved by the majority of the Board; or

—	10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer (except if such person or group has become an “Acquiring Person” pursuant to an offer approved by the majority of the Board of Directors) which, if completed, would result in that person or group becoming an Acquiring Person.

        Until the Distribution Date, the balances in the book-entry accounting system of the transfer agent for the Company’s Ordinary Shares or, in the case of certificated shares, Ordinary Shares certificates, will evidence the Rights, and any transfer of Ordinary Shares will constitute a transfer of Rights. After the Distribution Date, the Rights will separate from the Ordinary Shares and will be evidenced solely by Rights certificates that the Company will mail to all eligible holders of Ordinary Shares. Any Rights held by an Acquiring Person or any associate or affiliate thereof will be void and may not be exercised.

        The Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the Company’s outstanding Ordinary Shares.

        If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for $0.01 per share (subject to adjustment as provided in the Rights Agreement), purchase two (2) ordinary shares. In addition, if, after a person or group becomes an Acquiring Person, the Registrant is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person or any associate or affiliate thereof may, for $0.01 per share (subject to adjustment as provided in the Rights Agreement), purchase two shares of the acquiring corporation’s common stock.

        The Rights will expire on November 9, 2009, unless previously redeemed, or such later date as determined by the Board (so long as such determination is made prior to the earlier of the Distribution Date or November 9, 2009).

        The Board may redeem the Rights for $.0001 per Right at any time prior to 10 days after such time that any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.0001 per Right. The redemption price will be adjusted if the Registrant has a stock split or stock dividends of the Registrant’s ordinary shares.

        After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the Registrant’s outstanding ordinary shares, the Board may extinguish the Rights by exchanging two (2) ordinary shares or an equivalent security for each Right, other than Rights held by the Acquiring Person and its associates and affiliates.

        The Board may adjust the purchase price of the ordinary shares, and the number of ordinary shares issuable and the number of outstanding Rights to prevent dilution that may occur from a share dividend, a share split, a reclassification of the ordinary shares. No adjustments to the Exercise Price of less than 1% will be made.

        The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. However, the Board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of the Company’s outstanding ordinary shares. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

        A copy of the Rights Agreement (including as Exhibit A the form of Right Certificate and as Exhibit B the Summary of Rights to Purchase Ordinary Shares) have been filed as Exhibits 4.2, to this Registration Statement on Form 8-A/A and are incorporated herein by reference. The foregoing description of the terms of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations and the Rights Agreement.

Item 2.	Exhibits.

No.	Description
3.1.	Form of Amended and Restated Articles of Association of Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007, filed May 7, 2008)
4.1	Form of Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed July 14, 2004).
4.2	Rights Agreement, dated as of November 11, 2008 between Syneron Medical Ltd. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYNERON MEDICAL LTD. By: /s/ Doron Gerstel —————————————— Doron Gerstel Chief Executive Officer

Date: November 12, 2008

EXHIBIT INDEX

No.	Description
1.	Form of Amended and Restated Articles of Association of Registrant (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 20-F for the year ended December 31, 2007 filed May 7, 2008)
2.	Form of Share Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-1 filed July 14, 2004).
3.	Rights Agreement, dated as of November 11, 2008 between Syneron Medical Ltd. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B).